Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Reports Financial Results for the First Quarter 2011
Company Updates Outlook for the Full Year 2011
Columbus, Ohio — May 10, 2011 — Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 weeks ended March 27, 2011. The Company also updated its outlook for the full year 2011.
Selected Highlights for the First Quarter of 2011 as Compared to the Year-Ago Period Include the Following:
•	Revenues increased 10.5% to $90.4 million from $81.8 million.

•	Total comparable restaurant revenues increased 2.7%.

•	BRIO comparable restaurant sales increased 4.6% and BRAVO! comparable restaurant sales increased 0.6%.

•	Restaurant-level operating profit increased 11.8% to $15.8 million from $14.1 million.

•
GAAP net income attributed to common shareholders was $4.5 million, or $0.22 per diluted share, compared to GAAP net loss attributed to common shareholders of ($0.6) million, or ($0.08) per diluted share.

•
Modified pro forma net income was $3.7 million, or $0.18 per diluted share, compared to modified pro forma net income of $2.5 million, or $0.12 per diluted share. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

“We are very pleased with our overall results in the first quarter of 2011, which included positive comparable sales for both BRAVO! and BRIO and modified pro forma EPS growth of approximately 50% compared to the prior year. With a proven operating model and demonstrated track record of achievement, we look forward to taking our business to new heights this year and are well underway towards establishing Bravo Brio as the premier Italian restaurant company in the country,” said Saed Mohseni, Chief Executive Officer and President, Bravo Brio Restaurant Group, Inc.
First Quarter 2011 Financial Results
Revenues increased $8.6 million, or 10.5%, to $90.4 million in the first quarter of 2011, from $81.8 million in the first quarter of 2010. The increase in revenues was primarily due to an additional 72 operating weeks provided by one new BRAVO! restaurant opened in the first quarter of 2011 and five new restaurants opened in 2010. Total comparable restaurant sales increased 2.7%, which was driven primarily by a 2.6% increase in guest count.
Total restaurant operating costs increased $6.9 million, or 10.2%, to $74.6 million in the first quarter of 2011, from $67.7 million in the same period last year. Total restaurant-level operating profit increased 11.8% to $15.8 million from $14.1 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit increased to 17.4% in the first quarter of 2011 from 17.2% in the first quarter of 2010, which was primarily attributable to the positive leverage from our increased comparable restaurant sales, partially offset by higher commodity costs.
GAAP net income attributed to common shareholders for the first quarter of 2011 was $4.5 million, or $0.22 per diluted share, compared to GAAP net loss attributed to common shareholders of ($0.6) million, or ($0.08) per diluted share, in the same period last year.

On a modified pro forma basis, a measure that management believes offers a more useful year-over-year performance comparison, modified pro forma net income for the first quarter of 2011 was $3.7 million, or $0.18 per diluted share, compared to modified pro forma net income of $2.5 million, or $0.12 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income attributed to common shareholders to modified pro forma (non-GAAP) net income.
First Quarter 2011 Brand Operating Highlights
Comparable restaurant sales at BRIO increased 4.6% in the first quarter of 2011 and average weekly sales were $97,300. Comparable restaurant sales at BRAVO! increased 0.6% and average weekly sales were $63,500.
As of March 27, 2011, we owned and operated 48 BRAVO!, 38 BRIO and one Bon Vie restaurant across 29 states.
Outlook
Based upon our first quarter results, and expectations for the remainder of the year, we are updating our financial and development outlook for the full year 2011:
•	Revenues are expected in the $365 million to $370 million range.

•	Total comparable restaurant sales are expected to increase in the 1.0% to 3.0% range.

•	Development of seven to eight new restaurants, an increase of one restaurant from our previous guidance.

•	Preopening costs of approximately $4.5 million, an increase from our previous guidance.

•	Modified pro forma earnings of $0.75 to $0.80 per diluted share.

•	Capital expenditures of $22 million to $24 million.

•	Diluted share count of approximately 20.6 million.
Subsequent Event
On April 1, 2011, a secondary public offering of the Company’s common shares was completed by certain of the Company’s existing shareholders. The selling shareholders sold 4,577,122 previously outstanding shares, including 416,102 shares sold to cover over-allotments. The Company did not receive any proceeds from the offering. The selling shareholders paid all of the underwriting discounts and commissions associated with the sale of the shares; however, the Company incurred $0.6 million in costs and registration expenses related to the offering. The selling shareholders include affiliates of private equity firms Bruckmann, Rosser, Sherrill & Co. Management, L.P. and Castle Harlan, Inc.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss first quarter 2011 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, and Jim O’Connor, Chief Financial Officer.
The conference call can be accessed live over the phone by dialing (888) 490-2763, or for international callers, (719) 457-2702. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517; the conference ID is 9022813. The replay will be available until Tuesday, May 24, 2011.

The call will be webcast live from the Company’s investor relations website at http://investors.bbrg.com.
About Bravo Brio Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.
Forward-Looking Statements
Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.
Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.
Contacts:
Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS —
GAAP PRESENTATION WITH RECONCILIATION TO MODIFIED PRO FORMA
THIRTEEN WEEKS ENDED MARCH 27, 2011 AND MARCH 28, 2010
(Dollars in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks
	Ended		Ended
	March 27,		March 28,
	2011		2010
Revenues	$90,418		$81,844

Costs and Expenses
Cost of Sales	24,289	26.9%	21,357	26.1%
Labor	30,484	33.7%	28,096	34.3%
Operating	14,023	15.5%	12,753	15.6%
Occupancy	5,850	6.5%	5,525	6.8%
General and administrative expenses	6,013	6.7%	4,398	5.4%
Restaurant preopening costs	543	0.6%	1,205	1.5%
Depreciation and amortization	4,106	4.5%	4,124	5.0%

Total costs and expenses	85,308	94.3%	77,458	94.6%

Income from operations	5,110	5.7%	4,386	5.4%

Net interest expense	480	0.5%	1,770	2.2%

Income before income taxes	4,630	5.1%	2,616	3.2%

Income tax expense	83	0.1%	100	0.1%

Net income	4,547	5.0%	2,516	3.1%

Undeclared preferred dividends	—		(3,089)

Net income (loss) attributed to common shareholders	$4,547		$(573)

Basic shares	19,251		7,234

Basic earnings (loss) per share	$0.24		$(0.08)

Diluted shares	20,537		7,234

Diluted earnings (loss) per share	$0.22		$(0.08)

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

	1st Quarter 2011		1st Quarter 2010
Management Fees (1)	—		418
Incremental Public Company Costs (2)	—		(306)
Stock Compensation Costs (3)	—		(450)
Interest Expense (4)	—		1,234
Income Tax Expense (5)	(1,486)		(954)
Undeclared Preferred Dividends (6)	—		3,089
Secondary Offering Costs (7)	600		—

Total Adjustments	(886)		3,031

Modified Pro Forma Net Income	$3,661		$2,458

Basic Shares — Pro Forma	19,251		19,251

Basic Earnings Per Share — Pro Forma	$0.19		$0.13

Diluted Shares — Pro Forma	20,537		20,600

Diluted Earnings Per Share — Pro Forma	$0.18		$0.12

Notes to adjustments shown above:
1.	Represents management fees and expenses paid to our private equity sponsors which were incurred prior to our initial public offering.

2.	Represents an estimate, in 2010, of additional recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

3.
Represents the estimate, in 2010, of recurring stock compensation expense related to restricted shares issued pursuant to the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan which was approved by our board of directors and shareholders in October, 2010.

4.	Represents an adjustment to interest expense in 2010, assuming the receipt of proceeds from our initial public offering and the use of such proceeds to pay down debt at the beginning of fiscal 2009.

5.	Currently, our net deferred tax assets are offset by a full valuation allowance. This adjustment reflects a tax rate of 30.0% which reflects our estimate of our long-term effective tax rate.

6.
Our Series A preferred shares plus cumulative undeclared dividends thereon were converted to common shares pursuant to the exchange agreement executed in connection with our initial public offering in October 2010.

7.
Reflects the non-recurring costs, incurred by the Company, associated with the secondary offering of the Company’s common shares by certain of the Company’s existing shareholders, completed on April 1, 2011. The Company did not receive any proceeds from the offering.